EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2021 Financial Results
•Net sales of $803 million
•Net income per share of $1.96
•Cash, cash equivalents, restricted cash, and marketable securities of $1.8 billion
•YTD net bookings of 4.8 GWDC; 2.9 GWDC since prior earnings call
•Nameplate manufacturing capacity increased to 7.9 GWDC; top production bin of 455 watts
•Completed sales of U.S. project development and North American O&M businesses
•Maintain 2021 EPS guidance of $4.05 to $4.75

TEMPE, Ariz., April 29, 2021 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter ended March 31, 2021.

“We delivered strong operational and financial results for the first quarter, and demand for our Series 6 technology continues to be robust,” said Mark Widmar, CEO of First Solar. “The dedication we continue to witness from our associates enabled us to deliver module segment gross margin in line with our first quarter guidance, complete the sales of our Sun Streams 2, 4, and 5 projects, and close the U.S. project development and North American O&M sales. This, coupled with manufacturing execution, enabled us to deliver solid EPS in the first quarter.”

Net sales for the first quarter were $803 million, an increase of $194 million from the prior quarter, primarily due to an increase in systems revenue driven by U.S. project sales.

Operating income for the first quarter was $252 million, compared to $58 million in the prior quarter. First quarter operating income includes depreciation and amortization of $63 million, share-based compensation of $3 million, charges associated with the initial ramp of our new factory in Malaysia, underutilization expense, and production start-up expense totaling $16 million, and a gain on the sales of our U.S. project development and North American O&M businesses of $151 million.

Net income per share for the first quarter was $1.96, compared to net income per share of $1.08 in the prior quarter.

Cash, cash equivalents, restricted cash, and marketable securities at the end of the first quarter totaled $1.8 billion, which was largely unchanged from the prior quarter. This was primarily due to proceeds from the sale of our North American O&M business and proceeds from the sale of certain securities associated with our end of life module collection and recycling program, which we intend to subsequently reinvest. This was partially offset by an increase in accounts receivable related to our U.S. project development and Sun Streams 2, 4, and 5 sales, along with operating expenses, capital expenditures, and payment of variable compensation.

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2021 guidance has been updated as follows:

	Prior	Current
Net Sales	$2.85B to $3.0B	$2.85B to $3.025B
Gross Margin ($) (1)	$710M to $775M	$695M to $775M
Operating Expenses (2)	$285M to $300M	Unchanged
Operating Income (3)(4)	$545M to $640M	Unchanged
Earnings per Share	$4.05 to $4.75	Unchanged
Net Cash Balance (5)	$1.8B to $1.9B	Unchanged
Capital Expenditures	$425M to $475M	Unchanged
Shipments	7.8GW to 8.0GW	Unchanged
——————————
(1)Includes of $1 million of ramp related expense ($5 million to $10 million previously) and $40 million of underutilization losses (unchanged)
(2)Includes $20 million to $25 million of production start-up expense ($15 million to $20 million previously)
(3)Includes $61 million to $66 million of ramp expense, production start-up expense, and underutilization losses ($60 million to $70 million previously)
(4)Includes a $151 million pre-tax gain related to the sales of the North American O&M and U.S. project development businesses ($135 million to $150 million previously)
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2021

Conference Call Details

First Solar has scheduled a conference call for today, April 29, 2021 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s first quarter financial results and financial outlook.

An audio replay of the conference call will be available through Thursday, May 13, 2021 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 1713277. A replay of the webcast will also be available on the Investors section of First Solar’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

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For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2021, net sales, gross margin, operating expenses, operating income, net income per share, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2021. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$972,879	$1,227,002
Marketable securities (amortized cost of $562,880 and $519,844 and allowance for credit losses of $138 and $121 at March 31, 2021 and December 31, 2020, respectively)	562,735	520,066
Accounts receivable trade	795,923	269,095
Less: allowance for credit losses	(5,827)	(3,009)
Accounts receivable trade, net	790,096	266,086
Accounts receivable, unbilled	27,280	26,673
Less: allowance for credit losses	(276)	(303)
Accounts receivable, unbilled, net	27,004	26,370
Inventories	550,270	567,587
Project assets	6,984	—
Assets held for sale	—	155,685
Prepaid expenses and other current assets	226,922	251,739
Total current assets	3,136,890	3,014,535
Property, plant and equipment, net	2,397,986	2,402,285
PV solar power systems, net	236,416	243,396
Project assets	284,201	373,377
Deferred tax assets, net	106,803	104,099
Restricted marketable securities (amortized cost of $247,628 and allowance for credit losses of $13 at December 31, 2020)	—	265,280
Goodwill	14,462	14,462
Intangible assets, net	53,404	56,138
Inventories	205,096	201,229
Other assets	673,652	434,130
Total assets	$7,108,910	$7,108,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$186,087	$183,349
Income taxes payable	15,351	14,571
Accrued expenses	217,483	310,467
Current portion of long-term debt	2,453	41,540
Deferred revenue	206,530	188,813
Liabilities held for sale	—	25,621
Other current liabilities	41,437	83,037
Total current liabilities	669,341	847,398
Accrued solar module collection and recycling liability	128,135	130,688
Long-term debt	254,447	237,691
Other liabilities	362,207	372,226
Total liabilities	1,414,130	1,588,003
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,310,928 and 105,980,466 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	106	106
Additional paid-in capital	2,853,891	2,866,786
Accumulated earnings	2,925,433	2,715,762
Accumulated other comprehensive loss	(84,650)	(61,726)
Total stockholders’ equity	5,694,780	5,520,928
Total liabilities and stockholders’ equity	$7,108,910	$7,108,931

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net sales	$803,374	$609,232	$532,124
Cost of sales	618,607	449,372	441,786
Gross profit	184,767	159,860	90,338
Operating expenses:
Selling, general and administrative	52,087	62,700	58,587
Research and development	19,873	22,670	25,613
Production start-up	11,354	16,716	4,482
Total operating expenses	83,314	102,086	88,682
Gain on sales of businesses, net	150,895	—	—
Operating income	252,348	57,774	1,656
Foreign currency loss, net	(2,595)	(1,341)	(398)
Interest income	956	1,446	9,330
Interest expense, net	(2,996)	(3,018)	(6,789)
Other income (expense), net	8,448	(3,279)	(2,222)
Income before taxes and equity in earnings	256,161	51,582	1,577
Income tax (expense) benefit	(46,490)	66,400	89,215
Equity in earnings, net of tax	—	(2,279)	(88)
Net income	$209,671	$115,703	$90,704

Net income per share:
Basic	$1.98	$1.09	$0.86
Diluted	$1.96	$1.08	$0.85
Weighted-average number of shares used in per share calculations:
Basic	106,088	105,976	105,595
Diluted	106,890	106,944	106,386

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